Exhibit 3.5

Return To:

JONES, DAY, REAVIS & POGUE

ATTN H BOWMAN

41 S HIGH ST STE 1900

COLUMBUS, OH 43215-0000

Secretary of State - J. Kenneth Blackwell

1057429

It is hereby certified that the Secretary of State of Ohio has custody of the business records for DECORATIVE PRODUCTS THAILAND, INC. and that said business records show the filing and recording of:

Document(s)	Document No(s):
DOMESTIC ARTICLES/FOR PROFIT	199903300337

United States of America State of Ohio Office of the Secretary of State	Witness my hand and the seal of the Secretary of State at Columbus, Ohio. This 1st day of February, AD. 1999

J. Kenneth Blackwell Secretary of State

ARTICLES OF INCORPORATION

OF

DECORATIVE PRODUCTS THAILAND, INC.

The undersigned, Kristi D. Drefke, desiring to form a corporation for profit (the “Corporation”) under the general corporation laws of Ohio, does hereby certify that:

FIRST: The name of the Corporation shall be Decorative Products Thailand, Inc.

SECOND: The principal office of the Corporation in the State of Ohio is to be located in the City of Fairlawn, County of Summit.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

FOURTH: The number of shares which the Corporation is authorized to have outstanding is 100 shares of Common Stock, without par value.

FIFTH: The Corporation will commence business without any allocation to stated capital.

SIXTH: No holders of any class of shares of the Corporation shall have any preemptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation.

SEVENTH: The Corporation may from time to time, pursuant to authorization by the Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.

EIGHTH: Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Articles, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

NINTH: Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation of the Corporation in the office of the Secretary of State of Ohio.

Executed this 1st day of February, 1999

/s/ Kristi D. Drefke
Kristi D. Drefke,
Incorporator

2